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                             DEMAND PROMISSORY NOTE

$1,255,000.00                                                    Little Rock, AR
                                                                   June 20, 2002

      For value received, the undersigned ("Maker") promises to pay, with recourse, to the order of W.R. Stephens, Jr. Revocable Trust, in the City of Little Rock, Arkansas, or at such other place as the holder hereof may from time to time designate in writing, the principal sum of ONE MILLION TWO HUNDRED FIFTY FIVE THOUSAND DOLLARS ($1,255,000.00) with interest on unpaid principal from the date hereof until maturity at an annual rate calculated based on the AFR's as computed by the IRS as provided in Code 1274, said interest to be payable annually in arrears on each June 20 beginning June 20, 2003, and said principal to be payable on demand.

      If total or partial default be made in the payment of any sums owing hereunder, as the same mature, and the same shall not be cured within 10 days, the entire principal sum and accrued interest shall at once become due and payable without notice at the option of the holder of this note. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default of is such default be a continuing one.

      The makers, endorsers, sureties, guarantors, and all other persons now or hereafter liable hereon waive presentment, demand for payment, notice of protest, protest, and notice of dishonor, and consent that the owner or holders hereunder shall have the right, without notice, to deal in any way at any time, with any party hereto, or to grant any such party any extensions of time for payment of any said indebtedness, or any other indulgences or forbearances whatsoever, without in any way affecting the personal liability of any party hereunder.

      The Maker may prepay all or any part of the principal indebtedness owing hereunder at any time without penalty or premium.

      If this obligation, after default, is placed in the hands of any attorney for collection, the Maker will obligated to pay the holder hereof an additional sum, as attorney's fees, not to exceed 10% of the unpaid principal, plus all accrued interest.


                                             /s/ W.R. Stephenes, Jr.
                                             -----------------------------------
                                             W.R. Stephens, Jr. Children's Trust